Exhibit 99.1

830 Winter Street, Waltham, MA 02451-1477	TEL: (781) 895-0600 FAX: (781) 895-0611

Contact:

Carol Hausner

Executive Director, Investor Relations
and Corporate Communications

ImmunoGen, Inc.

(781) 895-0600

info@immunogen.com

For Immediate Release

ImmunoGen, Inc. Prices Public Offering of Common Stock

WALTHAM, MA, June 18, 2009 – ImmunoGen, Inc. (Nasdaq: IMGN), a biopharmaceutical company that develops targeted anticancer therapeutics, announced today that it has priced a public offering of 5,000,000 shares of its common stock at a price of $7.00 per share.  Net proceeds, after underwriting discounts and commissions and expenses, will be approximately $33.0 million.  ImmunoGen has granted the underwriters a thirty (30) day option to purchase up to an additional 750,000 shares to cover over-allotments, if any.  The offering is expected to close on or about June 23, 2009, subject to satisfaction of customary closing conditions.

Oppenheimer & Co. Inc. is acting as the sole book-runner for the offering and Morgan Joseph & Co. Inc. is acting as co-manager.

The securities described above are being offered by ImmunoGen pursuant to a registration statement previously filed and declared effective by the Securities and Exchange Commission. This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering. The offering may be made only by means of a prospectus, copies of which may be obtained, when available, from Oppenheimer & Co. Inc., Attention: Syndicate Prospectus Department, 300 Madison Avenue, 5th Floor, New York, NY, 10017, by telephone at (212) 667-8563, by fax at (212) 667-6141 or via email at EquityProspectus@opco.com.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer therapeutics using its expertise in cancer biology, monoclonal antibodies and the creation and linkage of potent cancer-cell killing agents (CKAs) to such antibodies. The Company’s proprietary Targeted Antibody PayloadTM (TAP) technology consists of ImmunoGen’s highly potent CKAs, which have been designed specifically for delivery by antibodies to cancer cells, and the Company’s engineered linkers, which direct the activation of the CKA inside a cancer cell. Compounds utilizing the TAP technology are in clinical testing through ImmunoGen’s own programs and its collaborations with Genentech (a wholly-owned member of the Roche Group), sanofi-aventis, Biogen Idec and Biotest. The most advanced compound, T-DM1, is in Phase III testing being conducted by Genentech and Roche. Other ImmunoGen collaborative partners include Bayer HealthCare and Amgen.

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This press release includes forward-looking statements. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. It should be noted that there are risks and uncertainties related to the public offering. A review of these risks can be found in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008 and other reports and documents filed with the Securities and Exchange Commission.

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